Exhibit 10.33

Hyatt Hotels Corporation 71 South Wacker Drive Chicago, IL 60606 312-780-5816 Fax: 312-780-5282

December 28, 2012

Mr. Stephen Haggerty

(Via E-Mail)

Dear Steve:

As discussed, this letter agreement will amend that certain Employment Letter dated May 3, 2007 (the “Original Agreement”) between you and Hyatt Hotels Corporation (the “Company”) in order to ensure that the Original Agreement complies with Section 409A of the Internal Revenue Code (the “Code”). In addition, in order to clarify that your severance will be paid to you in accordance with the Company’s normal payroll practices, the “Termination” section set forth below shall replace the “Termination” section in the Original Agreement. Further, the “Position” section set forth below shall replace the “Position” section in the Original Agreement to account for the change in your title since the date of the Original Agreement.

Definitions:	Capitalized terms used and not otherwise defined in this letter agreement have the meanings given such terms in the Original Agreement. The Original Agreement, as amended by this letter agreement, is referred to as the “Agreement.”

Position:	Executive Vice President, Global Head of Real Estate and Capital Strategy

Termination:	If your employment is terminated without Cause, then you will be entitled to payment of your then current base salary and certain medical benefits (subject to mitigation in the event that you secure medical benefits following your separation from the Company) for a period of one (1) year following the termination of your employment, payable at normal payroll dates in accordance with the Company’s regular payroll practices. Following such one-year period, you will be entitled to enroll in COBRA in accordance with applicable law. “Cause” shall mean (a) your engagement in gross negligence or willful misconduct in the performance of your material duties or material responsibilities; (b) your material breach of any agreement relating to your employment that remains uncured for fourteen (14) days; or (c) your conviction of, entering a plea of nolo contendere to, a felony.

Release:	Notwithstanding any provision herein to the contrary, all severance payments made pursuant to the Section entitled “Termination” will be subject to you delivering and not revoking an executed general release of claims in a form reasonably satisfactory of Hyatt Hotels Corporation. Such release must be executed within fifty (50) days of your termination, with such release becoming effective upon the expiration of the revocation period (which is 7 days after the release is executed and returned to the Company). Severance payments shall commence on the sixtieth (60th) day following the termination of your employment; provided, that the release of claims described above is effective on such date. If the release of claims is not effective on the sixtieth (60th) day after the termination of your employment, no severance benefits will be payable. Your severance payments generally will be payable on normal payroll dates through the Company’s regular payroll.

Section 409A:

To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Code. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

If any payments under this Agreement constitute nonqualified deferred compensation subject to the requirements of Section 409A of the Code and are payable upon your termination of employment, then all such payments shall be made only upon your “separation from service” within the meaning of Section 409A of the Code and Treasury Regulations promulgated thereunder.

Notwithstanding any other provision in this Agreement, if as of the date on which your employment terminates, you are a “specified employee” as determined by the Company in accordance with Section 409A of the Code, then with respect to any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code and that under the terms of this Agreement would be payable prior to the six-month anniversary of your effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) six months following your separation from service and (b) your death.

You acknowledge and agree that notwithstanding any provision of this Agreement, the Company and its affiliates are not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement.

In the event that any terms or provisions of the Original Agreement conflict or are inconsistent with the terms and provisions of this letter agreement, the terms of this letter agreement shall govern and control. Except as amended hereby, the Original Agreement remains unmodified and in full force and effect.

This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Please acknowledge your understanding and acceptance of this letter agreement and its terms and conditions by signing below and returning one copy to Lauren S. Brown. Please retain the other copy for your records.

Sincerely,

/s/ Rena Hozore Reiss
Rena Hozore Reiss
Executive Vice President, General Counsel and Secretary

Accepted and Acknowledged

/s/ Stephen Haggerty
Stephen Haggerty

Date December 29, 2012

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